                               STOCK PURCHASE AGREEMENT

                                     BY AND AMONG

                            CHARLES T. AND JEAN F. GORHAM
                              CHARITABLE REMAINDER TRUST
                                 DATED MARCH 27, 1996

                                MR. CHARLES T. GORHAM

                                MR. J. PETER DONOGHUE

                                   TRANZPARTS, INC.

                                         AND

                             TRANZPARTS ACQUISITION CORP.


                                 DATED APRIL 2, 1996

                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 1

    1.01       Definitions . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II    PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . 1
    2.01      Purchase of Shares . . . . . . . . . . . . . . . . . . . . . 1
    2.02      Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    2.03      Closing Payments . . . . . . . . . . . . . . . . . . . . . . 2
    2.04      Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . 2
    2.05      Post-Closing Purchase Price Adjustments. . . . . . . . . . . 3

ARTICLE III   REPRESENTATIONS REGARDING SHARES . . . . . . . . . . . . . . 3

    3.01      Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    3.02      Authority Enforceability . . . . . . . . . . . . . . . . . . 4

ARTICLE IV    REPRESENTATIONS AND WARRANTIES REGARDING
              TRANZPARTS AND ITS SUBSIDIARIES. . . . . . . . . . . . . . . 4

    4.01      Existence and Power  . . . . . . . . . . . . . . . . . . . . 4
    4.02      Authorization. . . . . . . . . . . . . . . . . . . . . . . . 4
    4.03      Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . 5
    4.04      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 5
    4.05      Governmental Authorization . . . . . . . . . . . . . . . . . 5
    4.06      Non-Contravention. . . . . . . . . . . . . . . . . . . . . . 5
    4.07      Financial Statements; Undisclosed Liabilities. . . . . . . . 6
    4.08      Absence of Certain Changes . . . . . . . . . . . . . . . . . 6
    4.09      Properties; Material Leases; Tangible Assets . . . . . . . . 7
    4.10      Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . 8
    4.11      Litigation; Warranty Claims. . . . . . . . . . . . . . . . . 8
    4.12      Material Contracts . . . . . . . . . . . . . . . . . . . . . 9
    4.13      Permits; Required Consents . . . . . . . . . . . . . . . . . 9
    4.14      Compliance with Applicable Laws. . . . . . . . . . . . . . .10
    4.15      Employment Agreements; Change in Control; and Employee
              Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .10
    4.16      Labor and Employment Matters . . . . . . . . . . . . . . . .11
    4.17      Intellectual Property. . . . . . . . . . . . . . . . . . . .12
    4.18      Advisory Fees. . . . . . . . . . . . . . . . . . . . . . . .12
    4.19      Environmental Compliance . . . . . . . . . . . . . . . . . .12
    4.20      Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .13
    4.21      Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE V     BUYER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .14
    5.01      Organization and Existence . . . . . . . . . . . . . . . . .14
    5.02      Corporate Authorization. . . . . . . . . . . . . . . . . . .14
    5.03      Governmental Authorization . . . . . . . . . . . . . . . . .14
    5.04      Non-Contravention. . . . . . . . . . . . . . . . . . . . . .14

    5.05      Litigation . . . . . . . . . . . . . . . . . . . . . . . . .14
    5.06      Investment Representations . . . . . . . . . . . . . . . . .14

ARTICLE VI   COVENANTS THAT SURVIVE THE CLOSING DATE . . . . . . . . . .  15
    6.01      Confidentiality. . . . . . . . . . . . . . . . . . . . . . .15
    6.02      Further Assurances . . . . . . . . . . . . . . . . . . . . .15
    6.03      Public Announcements . . . . . . . . . . . . . . . . . . . .16
    6.04      Administration of Accounts . . . . . . . . . . . . . . . . .16
    6.05      Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE VII  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . .17
    7.01      Conditions to Obligation of the Buyer. . . . . . . . . . . .17
    7.02      Conditions to Obligation of Shareholders . . . . . . . . . .18

ARTICLE VIII  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .19
    8.01      Conditions to Obligation of Shareholders . . . . . . . . . .19
    8.02      Survival of Representation, Warranties and Covenants . . . .20
    8.03      Claims for Indemnification . . . . . . . . . . . . . . . . .21
    8.04      Defense of Claims. . . . . . . . . . . . . . . . . . . . . .21

ARTICLE IX MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .22
    9.01      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .22
    9.02      Amendments; No Waivers . . . . . . . . . . . . . . . . . . .23
    9.03      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .23
    9.04      Successors and Assigns . . . . . . . . . . . . . . . . . . .24
    9.05      Governing Law. . . . . . . . . . . . . . . . . . . . . . . .24
    9.06      Counterparts; Effectiveness. . . . . . . . . . . . . . . . .24
    9.07      Entire Agreement . . . . . . . . . . . . . . . . . . . . . .24
    9.08      Captions . . . . . . . . . . . . . . . . . . . . . . . . . .24
    9.09      Severability . . . . . . . . . . . . . . . . . . . . . . . .24
    9.10      Construction . . . . . . . . . . . . . . . . . . . . . . . .24
    9.11      Arbitration. . . . . . . . . . . . . . . . . . . . . . . . .24
    9.12      Cumulative Remedies. . . . . . . . . . . . . . . . . . . . .25
    9.13      Third Party Beneficiaries. . . . . . . . . . . . . . . . . .25

                                       EXHIBITS
                                       --------

EXHIBIT A               Ownership of Shares
EXHIBIT B               Tranzparts' Financial Statements
EXHIBIT C               Agreements to be Terminated

                                      SCHEDULES
                                      ---------

Schedule 1              Permitted Liens
Schedule 2.04           Inventory Valuation
Schedule 3.01           Share Encumbrances and Restrictions
Schedule 3.02           Shareholder Approvals Required
Schedule 4.01           Foreign Qualifications
Schedule 4.03(c)        Prior Dividends
Schedule 4.06           Non-Contravention
Schedule 4.07(c)        Undisclosed Liabilities
Schedule 4.08           Absence of Certain Changes
Schedule 4.09(d)        Personal Property Leases
Schedule 4.10           Affiliates
Schedule 4.11(a)        Litigation
Schedule 4.11(b)        Warranty Claims
Schedule 4.12(a)        Scheduled Contracts
Schedule 4.12(b)        Nonbinding Obligations
Schedule 4.12(c)        Suppliers and Customers
Schedule 4.13(a)        Permits
Schedule 4.13(b)        Required Governmental Approvals
Schedule 4.14           Compliance with Applicable Laws
Schedule 4.15(a)        Employment Agreements
Schedule 4.15(b)        Employee Benefit Plans
Schedule 4.16(a)        Collective Bargaining Agreements
Schedule 4.16(b)        Labor and Employment Matters
Schedule 4.17(a)        Intellectual Property Rights
Schedule 4.17(b)        Proceedings Applicable to Intellectual Property Rights
Schedule 4.17(c)        Ownership of Intellectual Property Rights
Schedule 4.19(a)(i)     Unobtained Environmental Permits
Schedule 4.19(a)(ii)    Existing Environmental Permits
Schedule 4.19(b)        Environmental Law Compliance Exceptions
Schedule 4.20           Insurance Policies
Schedule 4.21           Tax Matters

                   INDEX OF OTHER DEFINED TERMS
                   ----------------------------
         DEFINED TERM                            SECTION
         ------------                            -------

         1995 Balance Sheet. . . . . . . . .     4.07(a)
         Additional Closing Payments . . . .     2.03(d)
         Allocation Statement. . . . . . . .     6.05(e)
         Annual Statements . . . . . . . . .     4.07
         Article III Claims. . . . . . . . .     8.01(a)
         Basket. . . . . . . . . . . . . . .     8.01(e)
         Breach of Warranty. . . . . . . . .     4.11(b)
         Buyer . . . . . . . . . . . . . . .     Preamble
         Buyer Indemnifiable Claims. . . . .     8.01(b)
         Buyer Indemnitees . . . . . . . . .     8.01(a)
         Buyer's Auditors. . . . . . . . . .     2.04
         CTG . . . . . . . . . . . . . . . .     Preamble
         Shareholders Real Property. . . . .     Recitals
         Closing . . . . . . . . . . . . . .     2.02
         Closing Balance Sheet . . . . . . .     2.04
         Closing Calculation . . . . . . . .     2.04
         Closing Date. . . . . . . . . . . .     2.02
         Employment Agreements . . . . . . .     4.15(a)
         Environmental Claims. . . . . . . .     8.01(f)
         Equity Securities . . . . . . . . .     4.03(b)
         Financial Statements. . . . . . . .     4.07(b)
         Fully Covered Claims. . . . . . . .     8.01(e)
         Insurance Policies. . . . . . . . .     4.20
         Intellectual Property Rights. . . .     4.17(a)
         Interim Statements. . . . . . . . .     4.07(a)
         JPD . . . . . . . . . . . . . . . .     Preamble
         Labor Laws. . . . . . . . . . . . .     4.16(d)
         Leases. . . . . . . . . . . . . . .     4.09(d)
         Milwaukee Lease . . . . . . . . . .     4.10(b)
         Outside Date. . . . . . . . . . . .     11.01(g)
         Overpayment . . . . . . . . . . . .     2.05(b)
         Permits . . . . . . . . . . . . . .     4.13(a)
         Post-Closing Tax Periods. . . . . .     8.05(b)
         Pre-Closing Tax Periods . . . . . .     8.05(b)
         Proceedings . . . . . . . . . . . .     4.11(a)
         Proposed Closing Balance Sheet. . .     2.04
         Real Property Distribution. . . . .     Recitals
         Required Consents . . . . . . . . .     4.13(b)
         Required Contractual Consent. . . .     4.13(b)
         Required Governmental Approval. . .     4.13(b)
         S Corporation Claims. . . . . . . .     8.01(e)
         Scheduled Contracts . . . . . . . .     4.12(a)
         Securities Act. . . . . . . . . . .     5.03
         Selected Firm . . . . . . . . . . .     2.04
         Share Encumbrances. . . . . . . . .     3.01
         Shareholders. . . . . . . . . . . .     Preamble
         Shareholder Indemnitees . . . . . .     8.01(c)
         Shares. . . . . . . . . . . . . . .     Recitals

         Tranzparts. . . . . . . . . . . . .     Preamble
         Tranzparts Common Stock . . . . . .     Recitals
         Tranzparts' Auditors. . . . . . . .     2.04
         Unpaid Balance. . . . . . . . . . .     2.05(a)
         Workpapers. . . . . . . . . . . . .     2.04

                               STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT dated as of April 2, 1996 is by and among the Charles T. and Jean F. Gorham Charitable Remainder Trust dated March 27, 1996 (the "Trust"), Charles T. Gorham ("CTG"), J. Peter Donoghue ("JPD" and with the Trust and CTG collectively, the "Shareholders" and individually, each a "Shareholder"), Tranzparts, Inc., a Wisconsin corporation ("Tranzparts"), and Tranzparts Acquisition Corp., a Delaware corporation ("Buyer").

                                 W I T N E S S E T H:

         WHEREAS, Tranzparts is engaged in the business of remanufacturing, sourcing and distributing drive train and other automotive components;

         WHEREAS, each Shareholder owns the number of the issued and outstanding shares (collectively the "Shares") of Tranzparts' voting Common Stock, $.01 par value per share (the "Tranzparts Common Stock"), set opposite such Shareholder's name on EXHIBIT A hereto, which Shares in the aggregate represent all of the issued and outstanding shares of Tranzparts' capital stock;

         WHEREAS, Buyer desires to purchase and Shareholders desire to sell the Shares indicated on EXHIBIT A hereto as being owned by Shareholders on the terms and conditions set forth herein; and

         WHEREAS, prior to the date hereof, Tranzparts owned real property located at 2921 Kennedy Road, Janesville, Wisconsin (the "Shareholders Real Property") and distributed such real property to Gorham Donoghue, LLC, a Wisconsin limited liability company (the "Real Property Distribution").

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                               ARTICLE I  DEFINITIONS

         1.01 DEFINITIONS. Capitalized terms, as used herein, shall have the meanings given to them in the attached Appendix A.

                  ARTICLE II  EXCHANGE OF STOCK; PURCHASE AND SALE

         2.01 PURCHASE OF SHARES. On the terms and subject to the conditions set forth herein, at the Closing Shareholders shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances, and Buyer shall purchase, acquire and accept from Shareholders, the number of Shares set forth opposite each Shareholder's name on EXHIBIT A hereto for the purchase price of an amount in cash equal to the sum of the Total Consideration. At the Closing, Shareholders shall deliver to Buyer certificates evidencing the Shares owned by Shareholders duly endorsed for transfer and with all transfer stamps attached and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of such Shares to Buyer, free and clear of all Share Encumbrances.

         2.02 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202, on April 2, 1996 or such other date as to which Buyer and Shareholders may agree in writing (the "Closing Date").

         2.03 CLOSING PAYMENTS.

              (a) At the Closing, Buyer shall pay to the Trust in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by the Trust at least three (3) Business Days prior to the Closing the sum of One Million Seventy Thousand Seven Hundred Forty-Four and 57/100 Dollars ($1,070,744.57).

              (b) At the Closing, Buyer shall pay to CTG in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by CTG at least three (3) Business Days prior to the Closing the sum of Seven Hundred Thirty-Eight Thousand Eight Hundred Twenty-Nine and 06/100 Dollars ($738,829.06).

              (c) At the Closing, Buyer shall pay to JPD in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by JPD at least three (3) Business Days prior to the Closing the sum of Three Hundred Seventy-Six Thousand Nine Hundred Fifty-Eight and 06/100 Dollars ($376,958.06).

              (d)  At the Closing, Buyer shall pay the amounts listed on
SCHEDULE 2.03(d) (the "Additional Closing Payments").

         2.04 CLOSING BALANCE SHEET. Within sixty (60) days after the Closing Date, Buyer will prepare with the assistance of its independent certified public accountants ("Buyer's Auditors") and present to Shareholders the balance sheet of Tranzparts as of the Closing Date (the "Proposed Closing Balance Sheet"), together with the calculation of the Adjusted Shareholders' Equity (the "Closing Calculation"). The Proposed Closing Balance Sheet shall present fairly the financial position of Tranzparts as of the Closing Date using practices and procedures consistent with the preparation of the Financial Statements. Inventory shall be valued on the Proposed Closing Balance Sheet and the Closing Balance Sheet in accordance with the procedures outlined on SCHEDULE 2.04. Shareholders and Tranzparts' independent certified public accountants ("Tranzparts' Auditors") shall have the right to review the workpapers of Buyer's Auditors (the "Workpapers") utilized in preparing the Proposed Closing Balance Sheet and calculating the Closing Calculation for purposes of verifying the accuracy of the Proposed Closing Balance Sheet and the Closing Calculation. The Proposed Closing Balance Sheet and the Closing Calculation shall be binding upon the parties to this Agreement unless Shareholders holding a majority of the Shares outstanding immediately prior to Closing give written notice of disagreement with any of said values or amounts to Buyer within fifteen (15) days after their receipt of the Proposed Closing Balance sheet and the Workpapers, specifying in reasonable detail the nature and extent of such disagreement. If Buyer and Shareholders holding a majority of the Shares outstanding immediately prior to Closing mutually agree upon the balance sheet and/or the Adjusted Shareholders' Equity of Tranzparts, such agreement shall be binding upon the parties to this Agreement. If Buyer and Shareholders holding a majority of the Shares outstanding immediately prior to Closing are unable to resolve any such disagreement within fifteen (15) days after Buyer's receipt of such notice from Shareholders, the disagreement shall be referred for final determination to Deloitte & Touche LLP or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and Shareholders (the "Selected Firm"), and the resolution of that disagreement and the calculation of the Total Consideration resulting therefrom shall be final and binding upon the parties hereto for purposes of this Agreement. If Buyer and Shareholders cannot agree on the Selected Firm, it shall be chosen by Buyer's Auditors and Tranzparts' Auditors, by mutual agreement. The Proposed Closing Balance Sheet as finally determined is the "Closing Balance Sheet." The fees and disbursements of Buyer's Auditors incurred in the preparation of the Proposed Closing Balance Sheet and the audit thereof shall be paid by Buyer. Shareholders shall pay the fees and disbursements of Tranzparts' Auditors in proportion to their ownership of Shares on the date hereof. The fees and disbursements of the Selected Firm shall be paid by Buyer and Shareholders as the Selected Firm shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm.

         2.05 POST-CLOSING PURCHASE PRICE ADJUSTMENTS.

              (a) If the Total Consideration is GREATER than the aggregate of the Preliminary Purchase Price and the Additional Closing Payments (such excess being referred to herein as an "Unpaid Balance"), then within five (5) Business Days after the final determination of the Closing Balance Sheet Buyer shall deliver:

                   (i) to the Trust, an amount equal to the product of the Unpaid Balance times .4897 (together with interest on such product at the Reference Rate in effect from time to time from the Closing Date until the date of such payment) in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by CTG prior to the due date thereof;

                   (ii) to CTG, an amount equal to the product of the Unpaid Balance times .3379 (together with interest on such product at the Reference Rate in effect from time to time from the Closing Date until the date of such payment) in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by CTG prior to the due date thereof; and

                   (iii) to JPD, an amount equal to the product of the Unpaid Balance times .1724 (together with interest on such product at the Reference Rate in effect from time to time from the Closing Date until the date of such payment) in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by JPD prior to the due date thereof.

              (b) If the Total Consideration is LESS than the aggregate of the Preliminary Purchase Price and the Additional Closing Payments (such deficiency being referred to herein as an "Overpayment"), then within five (5) Business Days of the final determination of the Closing Balance Sheet:

                   (i) the Trust shall reimburse to Buyer an amount equal to the product of the Overpayment times .4897 (together with interest on such product at the Reference Rate in effect from time to time from the Closing Date until the date of such reimbursement) in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof; and

                   (ii) CTG shall reimburse to Buyer an amount equal to the product of the Overpayment times .3379 (together with interest on such product at the Reference Rate in effect from time to time from the Closing Date until the date of such reimbursement) in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof; and

                   (iii) JPD shall reimburse to Buyer an amount equal to the product of the Overpayment multiplied times .1724 (together with interest on such product at the Reference Rate in effect from time to time from the Closing Date until the date of such reimbursement) in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof.

                     ARTICLE IIIREPRESENTATIONS REGARDING SHARES

         Each Shareholder hereby represents and warrants to Buyer as follows with respect to himself and the Shares indicated on EXHIBIT A as being owned by him:

         3.01 TITLE. Such Shareholder is the sole owner of record and beneficial owner of the Shares indicated in EXHIBIT A as being owned by such Shareholder; except as disclosed on SCHEDULE 3.01, such Shares are free and clear of all liens, equities, charges, claims, options, pledges, rights of other parties, voting trusts, proxies, stockholder or similar agreements, encumbrances or restrictions of any nature whatsoever (collectively "Share Encumbrances"); and such Shareholder has the full and unrestricted right, power and authority to sell and transfer such Shares to Buyer. Upon delivery of such Shares to Buyer and payment by Buyer to Seller of the consideration therefor, Buyer will acquire good and marketable title to and complete ownership of such Shares, free and clear of any Share Encumbrance.

         3.02 AUTHORITY ENFORCEABILITY. Such Shareholder now has, and at the Closing will have, full right and power and all authorizations and approvals required by Applicable Law, and by any agreement or instrument to which such Shareholder is a party, to sell, transfer and deliver the Shares indicated in EXHIBIT A as being owned by such Shareholder free and clear of any Share Encumbrance. This Agreement is legally binding on and enforceable against such Shareholder in accordance with its terms except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby (x) do not require the consent, waiver, approval, license or other authorization of any Person, except those which have been or will be prior to the Closing duly obtained and which are listed on SCHEDULE 3.02, (y) do not violate, with or without the giving of notice or the passage of time or both, any provision of law applicable to such Shareholder which violation would in any way adversely affect such Shareholder's conveyance to Buyer pursuant hereto of good and marketable title to such Shares, free and clear of any Share Encumbrance or would have a Material Adverse Effect, and (z) do not conflict with, result in the termination of any provisions of, or constitute a default under, or accelerate any obligations arising under, or result in the creation of any Share Encumbrance upon any property or assets of such Shareholder pursuant to, or otherwise adversely affect, any lease, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which such Shareholder is a party or by which such Shareholder or any of his assets is bound, which conflict, termination, default, acceleration, Share Encumbrance or other event would in any way adversely affect such Shareholder's conveyance to Buyer pursuant hereto of good and marketable title to such Shares, free and clear of any Share Encumbrance, or would have a Material Adverse Effect.

         ARTICLE IV     REPRESENTATIONS AND WARRANTIES REGARDING
                        TRANZPARTS AND ITS SUBSIDIARIES

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Tranzparts and each Shareholder, represent and warrant to Buyer as follows:

         4.01 EXISTENCE AND POWER. Tranzparts is a corporation duly organized and validly existing under the laws of the State of Wisconsin and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted by Tranzparts and to own and operate the Business as now owned and operated. Tranzparts is not required to be qualified to conduct business in any state other than: (a) the states set forth in SCHEDULE 4.01, in which states Tranzparts is duly qualified to do business and in good standing, and (b) such states where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         4.02 AUTHORIZATION. The execution, delivery and performance by Tranzparts of this Agreement and the consummation of the transactions contemplated hereby are within Tranzparts' corporate powers and have been duly authorized by all necessary action on its part. This Agreement has been duly and validly executed by Tranzparts and constitutes the legal, valid and binding agreement of Tranzparts enforceable against it in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.03 CAPITAL STOCK. (a) The authorized capital stock of Tranzparts consists solely of Nine Thousand (9,000) shares of Tranzparts Common Stock, $.01 par value, Three Thousand Six Hundred Twenty-Five (3,625) shares of which are issued and outstanding on the date hereof.

              (b) All such issued and outstanding shares of Tranzparts Common Stock have been validly authorized and issued and are validly outstanding, fully paid and nonassessable except as provided in Section 180.0622(2)(b) of the Wisconsin statutes and cases decided thereunder and were not issued in violation of any preemptive rights. The Shares represent all of the issued and outstanding shares of Tranzparts' capital stock and are held as set forth on EXHIBIT A. Tranzparts does not hold any of the issued and outstanding shares of Common Stock in the treasury of Tranzparts, and there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants, rights of first refusal or other rights to purchase from Tranzparts or either of Shareholders any capital stock of Tranzparts, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Tranzparts (such options, warrants, rights of first refusal or other rights, convertible securities, exchangeable securities or other commitments are referred to herein collectively as "Equity Securities"). Other than the Stockholders Agreement dated May 1, 1992 by and among Tranzparts, CTG and JPD, a true and correct copy of which has been provided to Buyer, there is no contract, right or option outstanding to require Tranzparts to redeem, purchase or otherwise reacquire any Equity Securities of Tranzparts, and there are no preemptive rights with respect to any Equity Securities of Tranzparts.

              (c) Except as set forth in SCHEDULE 4.03(c), since December 31, 1995, Tranzparts has not declared or paid any dividend or made any distribution in respect of any of its Equity Securities or directly or indirectly redeemed, purchased or otherwise acquired any of its Equity Securities or the Equity Securities of any of its Affiliates, or issued or in any way disposed of any of its Equity Securities or the Equity Securities of any of its Affiliates or made any other payments of any kind to the holders of any of its Equity Securities in respect thereof or the holders of any Equity Securities of any of its Affiliates in respect thereof.

         4.04 SUBSIDIARIES. Tranzparts currently does not have any direct or indirect Subsidiaries and has not had any direct or indirect Subsidiaries for the past five years.

         4.05 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Tranzparts and Shareholders of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings expressly referred to in this Agreement.

         4.06 NON-CONTRAVENTION. Except as set forth on SCHEDULE 4.06, the execution, delivery and performance of this Agreement by Tranzparts and Shareholders do not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Tranzparts; (b) assuming receipt or waiver of the Required Consents, contravene or conflict with or constitute a material violation of any provision of any Applicable Law or Environmental Law binding upon or applicable to Tranzparts, the Business or the Shares; (c) assuming receipt or waiver of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Tranzparts is entitled, under any Scheduled Contract or any Permit relating to Tranzparts, the Business or the Shares by which Tranzparts, the Business or the Shares are bound or affected; or (d) result in the creation or imposition of any Lien other than Permitted Liens.

         4.07 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

              (a) Attached hereto as EXHIBIT B are true and complete copies of the balance sheets and related statements of operations and retained earnings and of cash flows for Tranzparts for the years ended December 31, 1993, 1994 and 1995, in each case reviewed by Virchow, Krause & Company, LLP (formerly known as McNally & Company, S.C.) ("Annual Statements") and the balance sheets and statements of operations for the months ended January 31, 1996 and February 29, 1996 (the "Interim Statements" and, together with the Annual Statements, the "Financial Statements"). The balance sheet of December 31, 1995 is referred to herein as the "1995 Balance Sheet."

              (b) The Financial Statements (i) have been prepared based on the books and records of Tranzparts in accordance with Tranzparts' normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and statements of cash flow of Tranzparts as of the dates indicated or the periods indicated; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial condition and the results of its operations for the periods covered by said financial statements except, in the case of the Interim Statements, year-end adjustments and omitted disclosures customarily placed in footnotes; and
(iii) contain and reflect adequate provisions for all reasonably anticipated liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended and all prior periods covered by the Financial Statements.

              (c) Except as set forth on SCHEDULE 4.07(c), there are no Liabilities of Tranzparts other than: (i) any Liability properly reflected on the 1995 Balance Sheet; (ii) Liabilities specifically disclosed and identified as such in the schedules to this Agreement; (iii) Liabilities incurred since the date of the 1995 Balance Sheet that do not, and may not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect; and (iv) Liabilities associated with Permitted Liens.

         4.08 ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 4.08, since the date of the 1995 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

              (a) any event, occurrence, state of circumstances or facts or change in Tranzparts or in the Business that has had or that may be reasonably expected to have, either alone or together, a Material Adverse Effect;

              (b) (i) any change in any Liabilities of Tranzparts arising under the contracts listed on Schedule 4.12(a) or contracts not required to be disclosed pursuant to Section 4.12(a)(ii) that has had, or may not reasonably be expected to have, a Material Adverse Effect; or (ii) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Tranzparts in connection with the Business or otherwise;

              (c) any (i) payments by Tranzparts in respect of indebtedness of Tranzparts for borrowed money or in satisfaction of any Liabilities of Tranzparts related to the Business, other than in the ordinary course of business, or the guarantee by Tranzparts of the indebtedness of any other Person; or (ii) creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any assets reflected on the 1995 Balance Sheet, other than Permitted Liens;

              (d) any transaction or commitment made, or any Contract entered into, by Tranzparts, or any waiver, amendment, termination or cancellation of any Contract by Tranzparts, or any relinquishment of any rights thereunder by Tranzparts or of any other right or debt owed to Tranzparts, other than, in each such case, actions taken in the ordinary course of business consistent with past practice;

              (e) any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of Tranzparts or any Associate of any of the foregoing, (ii) entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of Tranzparts or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of Tranzparts or any Associate of any of the foregoing, (iv) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of Tranzparts or any Associate of any of the foregoing, (v) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Tranzparts, or (vi) representation of Tranzparts to any employee or former employee of Tranzparts that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

              (f) any change by Tranzparts in its accounting principles, methods or practices or in the manner it keeps its books and records;

              (g) any distribution, dividend, bonus or other payment by Tranzparts, other than the Real Property Distribution, to any officer, director, stockholder or Affiliate of Tranzparts or any of their respective Affiliates or Associates except for salary, benefit or lease payments in the ordinary course and due or to become due under arrangements in existence prior to January 1, 1995;

              (h) any (i) single capital expenditure or commitment in excess of Five Thousand Dollars ($5,000) for additions to property, plant, equipment or intangible capital assets or aggregate capital expenditures and commitments or
(ii) sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property having a value of Five Thousand Dollars ($5,000) in the aggregate other than in the ordinary course of business;

              (i) any loan to or guarantee or assumption of any loan or obligation on behalf of any director, officer, stockholder or employee of Tranzparts, except travel or entertainment advances occurring in the ordinary course of business;

              (j) any labor dispute (other than routine individual grievances) or any activity or proceeding by a labor union or representative thereof to organize any employees of Tranzparts, who were not subject to a collective bargaining agreement at December 31, 1995, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees; or

              (k) any payment, discharge or satisfaction of any Liabilities of Tranzparts, other than payments, discharges or satisfactions in the ordinary course of business.

         4.09 PROPERTIES; MATERIAL LEASES; TANGIBLE ASSETS.

              (a) Tranzparts has a good, valid and marketable license interest in leased properties or properties held under license, including all such properties (real, personal or mixed, tangible or intangible (including the Intellectual Property Rights)) reflected in the 1995 Balance Sheet, except those properties disposed of in the ordinary course of business after the date thereof. Tranzparts holds title to each such property and asset free and clear of all Liens, except Permitted Liens and Liens which will be released at the Closing.

              (b) All tangible properties and assets reflected on the 1995 Balance Sheet are in all material respects structurally sound, in good operating condition and repair and adequate for the uses to which they are put.

              (c) After giving effect to the Real Property Distribution, Tranzparts neither owns nor leases any real property except for the lease to be entered into pursuant to Section 7.01(g) relating to the Shareholders Real Property.

              (d) SCHEDULE 4.09(d) sets forth all material personal property leases to which Tranzparts is a party or by which any of the foregoing is bound and that are necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted and all real property leases and those leases relating to personal property and indicating where appropriate those leases which have been recorded for tax, protection of title or interest, or other purposes) entered into by any of the foregoing (the "Leases"). With respect to the Leases, there exist no material defaults by Tranzparts, or, to the knowledge of Tranzparts and Shareholders, any material default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of Tranzparts. The transfer of the Shares contemplated by this Agreement will not result in any default, penalty or modification to any Lease to which Tranzparts is a party.

         4.10 AFFILIATES. Except as set forth in SCHEDULE 4.10, neither Tranzparts nor, to the knowledge of Tranzparts and Shareholders, any stockholder of Tranzparts nor any of its officers or directors (or any immediate family member of any such officer or director), now or at any time subsequent to December 31, 1992, either directly or indirectly:

              (a) has or had an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Tranzparts or purchases or during such period purchased from Tranzparts any goods or services, or otherwise does or during such period did business with Tranzparts; PROVIDED, HOWEVER, that neither Tranzparts, any stockholders of Tranzparts nor any of their respective officers, directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

              (b) was or is a party to any contract, commitment or agreement to which Tranzparts is or during such period was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject other than the office space lease in Milwaukee (the "Milwaukee Lease") which will be cancelled upon Closing.

         4.11 LITIGATION; WARRANTY CLAIMS.

              (a) Except as disclosed on SCHEDULE 4.11(a), (i) there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the knowledge of Tranzparts and Shareholders, threatened, against or affecting Tranzparts, the Business or the Shares or which seeks to enjoin or rescind the transactions contemplated by this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming Tranzparts or either Shareholder as an affected party.

              (b) SCHEDULE 4.11(b) sets forth copies of the product warranties and guaranties extended by Tranzparts currently in effect. Except as set forth in SCHEDULE 4.11(b), there have not been any material deviations from such warranties and guaranties, and salesmen, employees and agents of Tranzparts are not authorized to undertake obligations to any customer or other third parties in excess of such written warranties or guaranties. Except as set forth on
SCHEDULE 4.11(b), there are no claims against Tranzparts for breach of any express or implied warranty (including, without limitation, the implied warranty of merchantability and fitness for a particular purpose) in connection with sales by Tranzparts of products manufactured and sold by Tranzparts or finished goods in Inventory ("Breach of Warranty") and there is no existing or, to the knowledge of Tranzparts and Shareholders, threatened claim, demand or cause of action asserted or brought by any Person (including those in direct contractual relationship with Tranzparts) for physical injury to or death of or property damage suffered by such Person or any other Person which was proximately caused by any products manufactured or sold by Tranzparts at any time prior to the Closing Date.

         4.12 MATERIAL CONTRACTS.

              (a) SCHEDULE 4.12(a) sets forth a complete list of all contracts, commitments and obligations (whether written or oral) of Tranzparts that are material to Tranzparts, or the Business, including without limitation the following (collectively with the Material Leases and the Employment Agreements, the "Scheduled Contracts"):

                   (i) each agreement of Tranzparts that requires payment or incurrence of Liabilities, or the rendering of services, by Tranzparts, subsequent to the date of this Agreement of more than Fifty Thousand Dollars ($50,000);

                   (ii) all Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                   (iii) all license, sale, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Tranzparts is a party or by which Tranzparts is otherwise bound; and

                   (iv) all partnership, joint venture, teaming arrangements or other similar Contracts, arrangements or agreements.

              (b) Tranzparts and Shareholders have made true and correct copies of all such Scheduled Contracts available to Buyer. Except as disclosed in SCHEDULE 4.12(B), each Scheduled Contract is a legal, valid and binding obligation of Tranzparts, and, to the best knowledge of Tranzparts and Shareholders, each other party thereto, enforceable against each such party thereto in accordance with its terms except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and neither Tranzparts nor any other party thereto is in material default thereunder.

              (c) SCHEDULE 4.12(c) sets forth a list (by name, address and persons to contact) of the 10 largest customers and 10 largest suppliers of Tranzparts for the 12-month period ended December 31, 1995 together with the approximate dollar amount of sales to or purchases from such Persons during said period and a summary description of the products purchased.

         4.13 PERMITS; REQUIRED CONSENTS.

              (a) SCHEDULE 4.13(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business in substantially the same manner as currently operated or, to the knowledge of Tranzparts and Shareholders, otherwise directly affecting or relating in any way to the Business (the "Permits").

              (b) SCHEDULE 4.13(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Tranzparts or any of the Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Tranzparts or any of the Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth in SCHEDULE 4.13(b), to the knowledge of Shareholders, each Permit is valid and in full force and effect in all material respects, and none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

         4.14 COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 4.14, Tranzparts has not violated or infringed, nor is either in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

         4.15 EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE BENEFITS.

              (a) Except as set forth on SCHEDULE 4.15(a), there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between Tranzparts on the one hand, and any current or former stockholder, officer, director, employee or Affiliate of Tranzparts or any of their respective Associates or any consultant or agent of Tranzparts on the other hand, that are currently in effect. Except as set forth on SCHEDULE 4.15(a), there are no Employment Agreements or any other similar agreements to which Tranzparts is a party under which the transactions contemplated by this Agreement (i) will require any payment by Tranzparts or Buyer, or any consent or waiver from any stockholder, officer, director, employee or Affiliate of Tranzparts or any of their respective Associates or any consultant or agent of Tranzparts or Buyer, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee or Affiliate of Tranzparts or any of their respective Associates or any consultant or agent of Tranzparts under any such Employment Agreement or other similar agreement.

              (b) SCHEDULE 4.15(b) sets forth all Benefit Plans of Tranzparts. Tranzparts and Shareholders have made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer.

              (c) Neither Tranzparts nor any of its ERISA Affiliates sponsors has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

              (d) Neither Tranzparts nor any of its ERISA Affiliates sponsors has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to any Multiemployer Plan.

              (e) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement other than those previously disclosed to Buyer in writing or accrued on the Closing Balance Sheet.

              (f) Except with respect to any Prohibited Transaction relating to any Multiemployer Plan where such Prohibited Transaction has no relation to Tranzparts or any ERISA Affiliate, none of the Employee Benefit Plans has participated in, engaged in or been a party to any Prohibited Transaction, and neither Tranzparts nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle A of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the knowledge of Shareholders, is there a basis for any such claim. No officer, director or employee of Tranzparts or any of its ERISA Affiliates has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

              (g) Other than routine claims for benefits, there is no claim pending or to the knowledge of Tranzparts and Shareholders threatened, involving any Benefit Plan by any Person against such plan or Tranzparts or any ERISA Affiliate. There is no pending or to the knowledge of Tranzparts and Shareholders threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

              (h) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Benefit Plan.

              (i) Tranzparts and each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Tranzparts and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Tranzparts and its ERISA Affiliates shall continue to do so through the Closing.

              (j) With respect to any Group Health Plans maintained by Tranzparts or its ERISA Affiliates, whether or not for the benefit of Tranzparts' employees, Tranzparts and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. Tranzparts is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

              (k) Tranzparts has made available to Buyer a copy of (i) the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

         4.16 LABOR AND EMPLOYMENT MATTERS.

              (a) Except as set forth on SCHEDULE 4.16(a), no collective bargaining agreement exists that is binding on Tranzparts and, except as described on SCHEDULE 4.16(a), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. SCHEDULE 4.16(a) describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of Tranzparts.

              (b) Except as set forth on SCHEDULE 4.16(b), (i) there is no labor strike, dispute, slow down or stoppage pending or, to Shareholders' knowledge, threatened, against or directly affecting Tranzparts; (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither Tranzparts nor any Shareholder nor any of their respective Affiliates has received any notice or has any knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of Tranzparts.

              (c) Tranzparts has complied and is currently complying, in respect of all employees of Tranzparts, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, judicial or administrative precedents, judgments issued to or against Tranzparts, orders issued to or against Tranzparts, decrees issued to or against Tranzparts, and licenses ("Labor Laws"), except for such instances which are not, in the aggregate, material.

              (d) All individuals who are performing or have performed services for Tranzparts and are or were classified by Tranzparts as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

         4.17 INTELLECTUAL PROPERTY.

              (a) SCHEDULE 4.17(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement, for any of the foregoing relating to the Business or held by Tranzparts (the "Intellectual Property Rights").

              (b) Except as disclosed in SCHEDULE 4.17(b), Tranzparts has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the knowledge of Tranzparts and Shareholders is any Proceeding threatened as to which there is a reasonable possibility of a determination materially adverse to Tranzparts that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in SCHEDULE 4.17(b), no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Tranzparts, or restricting the licensing thereof by Tranzparts to any Person. To the knowledge of Tranzparts and Shareholders, the use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

              (c) Except as set forth in SCHEDULE 4.17(c), Tranzparts either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied license to use, any and all patents, trademarks, tradenames, brand names and copyrights which are material to the conduct of the Business in the manner that the Business has heretofore been conducted.

         4.18 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Tranzparts or any Shareholder who might be entitled to any fee, commission or reimbursement of expenses from Tranzparts or Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement or otherwise other than Godfrey & Kahn, S.C. and Virchow, Krause & Company, LLP (formerly known as McNally & Company, S.C.), whose fees and expenses in their entirety will be either accrued on the Closing Balance Sheet or paid separately by Shareholders.

         4.19 ENVIRONMENTAL COMPLIANCE.

              (a) Except as disclosed in Schedule 4.19(a)(i), Tranzparts has obtained all material approvals, authorizations, certificates, consents, licenses and permits or other similar authorizations of all Governmental Authorities that are required under any Environmental Law. Schedule 4.19(a)(ii) sets forth all material permits, licenses and other authorizations issued under any Environmental Law to Tranzparts relating to Tranzparts or the Business.

              (b) Except as set forth in Schedule 4.19(b), Tranzparts is in compliance with all material terms and conditions of all Permits of all Governmental Authorities required under all Environmental Laws and used in the Business or that relate to Tranzparts. Tranzparts is also in material compliance with all Environmental Laws.

              (c) Except for such instances as would not in the aggregate have a Material Adverse Effect, there are no past or present conditions, circumstances, incidents, actions or omissions relating to or in any way affecting Tranzparts or the Business that, after the Closing and before the expiration of the survival period for this representation established by Paragraph 8.02 of this Agreement, will violate any Environmental Law, give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance.

         4.20 INSURANCE. Set forth in SCHEDULE 4.20 is a complete and correct list of all material insurance policies of any kind currently in force or in force at any time subsequent to December 31, 1993 with respect to the Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE 4.20 also sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

         4.21 TAX MATTERS.

         Except as set forth on SCHEDULE 4.21:

              (a) Tranzparts has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all respects. Tranzparts is not currently the beneficiary of any extension of time within which to file any Tax Return.

              (b) Tranzparts has not received notice that the IRS or any other taxing authority has asserted against Tranzparts any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of Tranzparts' assets.

              (c) Tranzparts has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

              (d) Tranzparts has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

              (e) Tranzparts made and had in effect a valid and timely election to be treated as an S corporation under Section 1361 ET. SEQ. of the Code (and any corresponding provisions of all applicable state and local income tax laws) for taxable years beginning on or after December 1,

1991 and ending on March 26, 1996, and Tranzparts was treated as an "S corporation" under the Code and all such state and local tax laws for all such taxable years or portions thereof ending on March 26, 1996.

              (f) Tranzparts does not have any unpaid liability for Taxes under Sections 1363(d), 1374, or 1375 of the Code (or any successor or predecessor provision) or any similar provision of state or local law for any period on or prior to or including the Closing Date.

ARTICLE VBUYER'S REPRESENTATIONS AND WARRANTIES

         As an inducement to Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Shareholders that:

         5.01 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where in the aggregate the failure to be so qualified is not, and is not reasonably expected to become, material.

         5.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer require no action by, consent or approval of, or filing with, any Governmental Authority other than filings required to be made after the Closing under the Securities Act or state securities laws and any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

         5.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not and will not (a) contravene or conflict with the Bylaws of Buyer, a true, correct and complete copy of each of which has been delivered to Shareholders by Buyer, (b) contravene or constitute a default under any material agreement to which Buyer is a party, or (c) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law or Environmental Law binding upon or applicable to Buyer.

         5.05 LITIGATION. There is no Proceeding pending against, or to the best knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         5.06 INVESTMENT REPRESENTATIONS. Buyer is acquiring the Shares for investment solely for its own account and not with a view to, or for resale in connection with, any distribution thereof and is aware that each Shareholder is relying upon the bona fide nature of Buyer's investment intent as expressed herein. Buyer further understands that the Shares to be acquired have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and have not been qualified under California law and that any subsequent disposition thereof must be registered under the Securities Act and qualified under California law or be exempt from such registration and qualification. Buyer is aware that no market may exist for the resale of the Shares. Buyer has the ability to bear the economic risks of investment in the Shares including a complete loss of the investment.

ARTICLE VICOVENANTS THAT SURVIVE THE CLOSING DATE

         The parties hereto agree that:

         6.01 CONFIDENTIALITY.

              (a) Tranzparts and Shareholders will, and Shareholders will cause Tranzparts to, and each will cause their respective employees, officers, directors, shareholders, outside advisors, agents, Affiliates and representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Tranzparts or Shareholders or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that is required to be disclosed by Applicable Law, (iii) any information that is disclosed by Shareholders, Tranzparts or their respective Affiliates, on a confidential basis, to any of their respective agents, accountants or attorneys in connection with or related to the consummation of the transactions contemplated hereby or (iv) information required to be disclosed to obtain any Required Consents.

              (b) During the two-year period after Closing, Shareholders will not disclose any confidential data or information with respect to Tranzparts or any of its Affiliates to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Shareholders or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law, or (iii) information required to be disclosed to obtain any Required Consents.

              (c) The parties hereto recognize and agree that in the event of a breach by Tranzparts or Shareholders of this section, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Buyer or its Affiliates therefrom. Accordingly, if there should be a breach or threatened breach by Tranzparts or Shareholders of the provisions of this section, Buyer and its Affiliates shall be entitled to an injunction restraining Tranzparts and Shareholders from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer may otherwise have under Applicable Law.

         6.02 FURTHER ASSURANCES. Buyer, Tranzparts and Shareholders agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable (including, without limitation, obtaining the Required Consents) in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining the Required Consents) other than normal out-of-pocket expenses (such as fees and expenses of counsel and accountants) reasonably necessary to consummate such transactions.

         6.03 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law, will not issue any such public statement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including without limitation the financing of such transactions.

         6.04 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements received by either Shareholder after the Closing Date from any third party in the name of or to Tranzparts or any Affiliate thereof in connection with or arising out of any business of Tranzparts, including without limitation the Business, shall be held by Shareholders or such Affiliate in trust for the benefit of Buyer and, immediately upon receipt by either Shareholder or any such Affiliate of any such payment or reimbursement, such Shareholder shall pay, or cause to be paid, over to Buyer the amount of such payment or reimbursement.

         6.05 TAX MATTERS.

              (a) All sales, value added, use, registration, stamp, transfer and similar Taxes imposed in connection with the sale of the Shares shall be borne by Shareholders.

              (b) (i) Shareholders shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of Tranzparts with respect to all Taxes for all periods ending on or prior to the Closing Date ("Pre-Closing Tax Periods"), and, after the Closing Date, Tranzparts shall, and Buyer shall cause Tranzparts to, provide reasonable access to such books and records of Tranzparts as necessary to prepare such Tax Returns. Shareholders shall prepare the Tax Returns in a manner consistent with prior years and shall provide copies of such Tax Returns to Buyer at least ten
(10) days prior to filing.

                   (ii) Buyer shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of Tranzparts for all periods other than Pre-Closing Tax Periods ("Post-Closing Tax Periods").

              (c) If there is an adjustment for any Pre-Closing Tax Period which results in an increase or decrease in Taxes for such period then all refunds of and deficiencies in Taxes arising from such adjustments shall be for the account of Shareholders in their respective Pro Rata Portions. Shareholders, severally in their respective Pro Rata Portions, shall reimburse Tranzparts for Taxes which Tranzparts must pay as a result of such Pre-Closing Tax Period adjustments within fifteen (15) days of written notice to the extent such Taxes are not reflected in a reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet and within fifteen (15) days of receipt Tranzparts shall pay over to Shareholders, severally in their respective Pro Rata Portions, any refunds of taxes attributable to Pre-Closing Tax Period adjustments received by Tranzparts. Buyer shall be responsible and liable for the timely payment of all Taxes imposed on or with respect to the properties, income and operations of Tranzparts for all Post-Closing Tax Periods.

              (d) (i) Shareholders, at their sole expense, shall have the exclusive authority to represent Tranzparts before any taxing authority or any court regarding any Tax consequences relating to the Pre-Closing Tax Periods, including initiating any claim for refund for any

Tax, and Buyer shall give Shareholders timely notice of the pendency of any such proceeding and shall give Shareholders or Shareholders' designated representatives all necessary and appropriate powers of attorney to represent Tranzparts in such proceedings; PROVIDED, HOWEVER, that Shareholders shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of Tranzparts for any Post-Closing Tax Period without the prior written consent of Buyer which shall not be unreasonably withheld. Shareholders shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Tax Liability of Tranzparts for all Pre-Closing Tax Periods.

                   (ii) Except as provided in Section 6.05(d)(i), Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, Tranzparts; PROVIDED, HOWEVER, that the Buyer shall not enter into any settlement of any contest or otherwise compromise any issue that, in the opinion of Buyer, may have an adverse effect on the Tax Liability of Shareholders or Tranzparts for any Pre-Closing Tax Period without providing prior written notice to Shareholders.

                        ARTICLE VII CONDITIONS TO CLOSING

         7.01 CONDITIONS TO OBLIGATION OF BUYER. The obligations of Buyer to consummate the Closing are subject to the satisfaction of each of the following conditions:

              (a) (i) Tranzparts and Shareholders shall each have performed and satisfied each of their respective obligations hereunder required to be performed and satisfied by either of them on or prior to the Closing Date,
(ii) each of the representations and warranties of Tranzparts and Shareholders contained herein shall be true and correct as of the Closing.

              (b) All Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Tranzparts, the Business, the Shares or Buyer (or any of its Affiliates) after the Closing that would be materially burdensome upon Tranzparts, the Business, the Shares or Buyer or Buyer's business substantially as such business has been conducted prior to the Closing Date. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval; all applicable waiting periods with respect to such Required Governmental Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

              (c) All Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Tranzparts, the Business, the Shares, Buyer or any of its Affiliates after the Closing that would be materially burdensome upon Tranzparts, the Business, the Shares, Buyer or Buyer's business substantially as such business has been conducted prior to the Closing Date. All such Required Contractual Consents shall be in effect. All conditions and requirements prescribed by any Required Contractual Consent to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Contractual Consents are effective and enforceable, and will remain effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof.

              (d) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the sale, transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions or the same that would be materially burdensome upon Tranzparts, the Business, the Shares or Buyer substantially as such business has been conducted prior to the Closing Date.

              (e) Each of CTG and JPD will enter into a Noncompetition Agreement in a form reasonably acceptable to Buyer and JPD shall have executed and delivered to Buyer an Employment Agreement substantially in a form reasonably acceptable to Buyer.

              (f) Buyer shall have received an opinion of counsel from Godfrey & Kahn, S.C., counsel to Tranzparts and Shareholders, dated the Closing Date, in a form reasonably acceptable to Buyer.

              (g) Gorham Donoghue, LLC shall have entered into a lease with Tranzparts relating to the Shareholders Real Property in a form reasonably acceptable to Buyer.

         7.02 CONDITIONS TO OBLIGATION OF SHAREHOLDERS. The obligations of Shareholders to consummate the Closing are subject to the satisfaction of each of the following conditions:

              (a) (i) Buyer shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date; and (ii) each of the representations and warranties of Buyer contained herein shall be true and correct as of the Closing.

              (b) All Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Shareholders or any of their respective Affiliates after the Closing that would be materially burdensome upon such Person. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval. All applicable waiting periods with respect to such Required Governmental Approvals shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

              (c) All Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Shareholders or any of their respective Affiliates after the Closing that would be materially burdensome upon such Person. All such Required Contractual Consents shall be in effect, and no Proceeding shall have been instituted or threatened with respect thereto that creates a material risk that any material Liability will be imposed on either Shareholder. All conditions and requirement prescribed by any required Contractual Consent to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that no material Liability will be imposed on either Shareholder.

              (d) The sale and transfer and exchange contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or seeking to materially restrict, prohibit or condition the transfer and exchange contemplated hereby or the consummation of the Closing.

              (e) Shareholders shall have received an opinion of counsel from Gibson, Dunn & Crutcher, counsel to Buyer, dated the Closing Date in a form reasonably acceptable to Shareholders.

              (f) Tranzparts shall have executed and delivered to JPD an Employment Agreement in a form reasonably acceptable to JPD.

              (g) Tranzparts shall have entered into a lease with Gorham Donoghue, LLC relating to the Shareholders Real Property in a form reasonably acceptable to Gorham Donoghue, LLC.

              (h) Each of the agreements and instruments listed on EXHIBIT C hereto shall have been terminated and shall be of no further force and effect.

              (i) Aftermarket Technology Corp. shall have entered into a guarantee of Buyer's obligations under this Agreement.

                            ARTICLE VIII  INDEMNIFICATION

       8.01   AGREEMENT TO INDEMNIFY.

              (a) Buyer and its Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article VIII by each Shareholder in respect of any and all Damages reasonably and proximately incurred by any Buyer Indemnitee as a result of any breach of any representation or warranty made by such Shareholder in Article III hereof (collectively, "Article III Claims").

              (b) Each Buyer Indemnitee shall be indemnified and held harmless to the extent set forth in this Article VIII by Shareholders severally in their respective Pro Rata Portions in respect of any and all Damages reasonably and proximately incurred by any Buyer Indemnitee as a result of: (1) any breach of any representation, warranty, covenant or agreement made in this Agreement (other than in Article III) by Tranzparts prior to the Closing or Shareholders at any time or (2) any of the items set forth on SCHEDULE 4.19(a)(i) (collectively with Article III Claims, "Buyer Indemnifiable Claims").

              (c) Shareholders and their respective Affiliates (collectively, the "Shareholder Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article VIII by Buyer in respect of any and all Damages reasonably and proximately incurred by any Shareholder Indemnitee as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement.

              (d) Except as set forth in Sections 8.01(a), (b) and (c), no Person shall have any claim or cause of action as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of any

Indemnifying Party referred to in this Section 8.01 against any Affiliate, stockholder, director, officer, employee, consultant or agent of such Indemnifying Party. Nothing set forth in this Article VIII shall be deemed to prohibit or limit any Buyer Indemnitee's or Shareholder Indemnitee's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

              (e) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification hereunder from Shareholders unless and until the Buyer Indemnifiable Claims in the aggregate exceed Fifty Thousand Dollars ($50,000) (the "Basket") and then only for amounts in excess of the Basket. This Section 8.01(e) shall not apply to the Article III Claims, indemnification claims relating to Sections 4.03 or 4.18 (the "Fully Covered Claims"), or indemnification claims relating to Section 4.21 of Article IV so long as such claims relate to the status and taxation of the Company as an S corporation under Section 1361 ET. SEQ. of the Code (and any corresponding provisions of all applicable state and local income tax laws) (the "S Corporation Claims"), which will be fully indemnified by Shareholders.

              (f) The maximum aggregate liability of each Shareholder to indemnify the Buyer Indemnitees under this Article VIII shall not exceed
(i) thirty-five percent (35%) of such Shareholder's Pro Rata Portion of the Total Consideration with respect to those claims other than Article III Claims, Fully Covered Claims, S Corporation Claims and indemnification claims relating to Section 4.19 ("Environmental Claims") (ii) one hundred percent (100%) of such Shareholder's Pro Rata Portion of the Total Consideration with respect to
Article III Claims, Fully Covered Claims and Environmental Claims; PROVIDED, HOWEVER, that the sum of (i) and (ii) of this Section 8.01(f) shall not exceed such Shareholder's Pro Rata Portion of the Total Consideration. There shall be no maximum aggregate liability of Shareholders to indemnify the Buyer Indemnitees under this Article VIII with respect to S Corporation Claims.

       8.02   SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

              (a) Except as herein after provided in this Section 8.02, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Buyer Indemnitee or Shareholder Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire on April 2, 1998;

              (b) Notwithstanding Section 8.02(a), each of the following representations, warranties, covenants, agreements and obligations of Tranzparts and Shareholders as Indemnifying Parties shall survive the Closing Date until the expiration of sixty (60) days following any applicable statute of limitations, including extensions thereof: (i) any breach of any representation, warranty, covenant or agreement made by Tranzparts prior to the Closing or Shareholders at any time in this Agreement arising out of fraud or willful misconduct; (ii) any breach of any representation or warranty made in
Article III or in Sections 4.01, 4.02, 4.03, 4.04, 4.18 or 4.21 or breach of any covenant contained in Section 6.05 or 9.03 regardless of whether such breach arises out of fraud or willful misconduct; and (iii) the breach or failure to perform by Shareholders after the Closing Date of any of the covenants or agreements of such Person contained in this Agreement or in the Exhibits attached hereto.

              (c) Notwithstanding Section 8.02(a), all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in Section 4.19 and all claims of any Buyer Indemnitee or Shareholder Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in Section 4.19, regardless of whether such breach arises out of fraud or willful misconduct, shall survive the Closing and shall expire on April 2, 2002;

              (d) Notwithstanding Section 8.02(a), each of the following representations, warranties, covenants, agreements and obligations of Buyer as an Indemnifying Party shall survive the Closing Date until the expiration of sixty (60) days following the applicable statute of limitations, including extensions thereof: (i) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement arising out of fraud or willful misconduct; (ii) any breach of any representation or warranty made in Sections 5.01, 5.02 and 5.06 regardless of whether such breach arises out of fraud or willful misconduct; and (iii) the breach or failure to perform by Buyer after the Closing Date of any of the covenants or obligations of Buyer contained in this Agreement or in the Exhibits attached hereto.

       8.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article VIII in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Parties prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the periods specified by Section 8.02(a) or
(b), as the case may be, shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Parties to assert a reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Parties shall have only the twenty (20) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Parties shall have twenty (20) Business Days following its receipt of such notice either
(y) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Parties do not object thereto within such twenty (20) Business Day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Parties object to such claim in a timely manner, and such Indemnitee and the Indemnifying Parties are unable to resolve their dispute within ten (10) Business Days following such objection (or such additional period of time as may be mutually agreed to by such parties), the claim shall be submitted immediately to arbitration pursuant to Section 9.11.

       8.04 DEFENSE OF CLAIMS. In connection with any claim which may give rise to indemnity under this Article VIII resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Parties may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee that such Indemnitee may have a right of indemnity pursuant hereto based on the outcome of the Proceeding (as such claim may have been modified through written agreement of the parties or arbitration hereunder). If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 8.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; PROVIDED, HOWEVER, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof to the extent required pursuant to Section 8.01; PROVIDED, FURTHER, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 8.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 8.04, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee may deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                               ARTICLE IX MISCELLANEOUS

       9.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
(iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through a reputable overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Tranzparts:

         Tranzparts, Inc.
         2921 Kennedy Road
         P.O. Box 1103
         Janesville, WI  53547
         Attention: J. Peter Donoghue
         Telecopier No.: (608) 754-5391

If to Trust:

         c/o Godfrey & Kahn, S.C.
         780 North Water Street
         Milwaukee, WI  53202
         Attention:  Henry Fuldner, Esq.
         Telecopier No.: (414) 273-5198

If to CTG:

         2525 N. 124th Street
         Brookfield, WI  53005
         Telecopier No.: (414) 827-3920

If to JPD:

         Tranzparts, Inc.
         2921 Kennedy Road
         P.O. Box 1103
         Janesville, WI  53547
         Telecopier No.: (608) 754-5391
         in each such case, with a copy to:

         Godfrey & Kahn, S.C.
         780 North Water Street
         Milwaukee, WI  53202
         Attention:  Richard J. Bliss, Esq.
         Telecopier No.: (414) 273-5198

If to Buyer:

         Tranzparts Acquisition Corp.
         1800 Century Park East, Suite 1000
         Los Angeles, California  90067
         Attn:     Richard K. Roeder, Esq.
         Telecopier No.:  (310) 277-5591

         with a copy to:

         Gibson, Dunn & Crutcher
         333 South Grand Avenue, Suite 5018
         Los Angeles, California  90071
         Attn:     Bruce D. Meyer, Esq.
         Telecopier No.:  (213) 229-7520

         Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

       9.02   AMENDMENTS; NO WAIVERS.

              (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       9.03 EXPENSES. All costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Without limiting the generality of the immediately preceding sentence, the fees, costs and expenses of the accountants, attorneys and other financial advisors to Tranzparts or Shareholders in connection with the preparation, negotiation or consummation of the transactions contemplated by this Agreement shall be borne by Shareholders severally in their respective Pro Rata Portions and none of such fees, costs or expenses shall be paid by Tranzparts. This section shall survive the termination of this Agreement.

       9.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

       9.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

       9.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

       9.07 ENTIRE AGREEMENT. This Agreement (including the Appendices, Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

       9.08 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

       9.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

       9.10 CONSTRUCTION. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

       9.11   ARBITRATION.

              (a) Any disputes or differences between the parties arising out of this Agreement or the transactions contemplated hereby, including without limitation any dispute between any Indemnitee and any Indemnifying Party under
Article VIII, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Within ten (10) Business Days after expiration of the ten (10) Business Day period referred to in Section 8.03, as the case may be, the Indemnifying Party and the Indemnitee shall each designate one arbitrator. Within ten (10) Business Days after the appointment of the two arbitrators, the two arbitrators shall designate a third arbitrator mutually acceptable to them, who shall be a business oriented person who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to business matters. If the arbitrator chosen by the Indemnifying Party and the arbitrator chosen by the Indemnitee fail to agree upon the third arbitrator within such ten (10) Business Day period, the third arbitrator shall be appointed by the American Arbitration Association as soon as practicable and shall be a business oriented person who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to business matters.

              (b) The three arbitrators shall consider the dispute at issue at Chicago, Illinois at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to the Indemnifying Party and the Indemnitee) of the designation of the arbitrators. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the American Arbitration Association in effect on the date of the initial request by the relevant Indemnitee or the Indemnifying Party, as the case may be, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the relevant Indemnifying Party and the Indemnitee) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the relevant Indemnifying Party and the Indemnitee agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrators within ninety (90) days from the date of selection of the arbitrators; PROVIDED, HOWEVER, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Indemnifying Party and the Indemnitee party to such arbitration agrees that any decision of the arbitrators shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrators. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 9.11 by bringing suit in any court of competent jurisdiction.

              (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 9.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 9.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 9.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

       9.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

       9.13 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Tranzparts or any Affiliate thereof (including any beneficiary or dependent thereof).

         IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


TRUST: CHARLES T. AND JEAN F. GORHAM CHARITABLE REMAINDER TRUST DATED MARCH 27, 1996


                                            By:
                                               -------------------------------
                                                Charles T. Gorham, Co-Trustee


                                            By:
                                               -------------------------------
                                                  Henry Fuldner, Co-Trustee


CTG:
                                               -------------------------------
                                                      Charles T. Gorham


JPD:
                                               -------------------------------
                                                      J. Peter Donoghue


Tranzparts:                                 TRANZPARTS, INC., a Wisconsin
                                            corporation


                                            By:
                                               -------------------------------
                                            Name:
                                            Title:


BUYER:                                      TRANZPARTS ACQUISITION CORP.,
                                            a Delaware corporation


                                            By:
                                               -------------------------------
                                                Mark C. Hardy, Vice President

                                      APPENDIX A
                                    DEFINED TERMS

         "ADJUSTED SHAREHOLDERS' EQUITY" means the shareholders' equity at the Closing Date plus the amount, if any, by which the book value of the Shareholders Real Property exceeds the outstanding principal amount of, and any interest or other amounts accrued with respect to any outstanding mortgages on, the Shareholders Real Property, in each such case as of the date of the Real Property Distribution.

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

         "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Authority (other than Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

         "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

         "BENEFIT ARRANGEMENT" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan and (vii) each compensation policy and practice maintained by Tranzparts or any ERISA Affiliate covering the employees, former employees, directors and former directors of Tranzparts, and the beneficiaries of any of them.

         "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

         "BUSINESS" means the business as currently conducted by Tranzparts, including without limitation the business of remanufacturing, sourcing and distributing drive train and other automotive components.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Milwaukee, Wisconsin are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase order, commitments and other instruments of any kind, whether written or oral, to which Tranzparts is a party on the Closing Date, including the Scheduled Contracts.

         "DAMAGES" means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including
(i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses directly incurred by such Person for attorneys, accountants and other agents in relation to any of the foregoing.

         "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by Tranzparts or any ERISA Affiliate covering employees or former employees of Tranzparts.

         "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

         "ENVIRONMENTAL LAWS" means any applicable domestic or foreign, federal, state or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (or any standard, schedule or timetable imposed thereunder) relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

         "ENVIRONMENTAL LIABILITIES" means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

         "EQUIPMENT" means all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing), other than Inventory, of Tranzparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

         "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any applicable foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "GROUP HEALTH PLAN" means any group health plan, as defined in Section 5000(b)(1) of the Code.

         "HAZARDOUS SUBSTANCE" means any substance or material: (i) the presence of which in, at or about the air, surface water, groundwater, soil, land, or any facility requires investigation or remediation under any Environmental Law; or (ii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting legal, regulatory, judicial, administrative or other authority over Tranzparts; or (iv) the presence of which causes a nuisance under any Applicable Law or any Environmental Law to adjacent properties or poses a hazard to the health or safety of Persons; or (v) the presence of which on adjacent properties constitutes a trespass by Tranzparts; or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos (except that under no circumstances shall engine or drive line components be deemed a "Hazardous Substance" by operation of this provision).

         "INDEMNIFYING PARTY" means: (1) with respect to any Buyer Indemnitee asserting a claim under Sections 8.01 or 9.11, each of the Shareholders; and
(2) with respect to any Shareholders' Indemnitee asserting a claim under Sections 8.01 or 9.11, Buyer.

         "INDEMNITEE" means: (1) each of the Buyer and its Affiliates with respect to any claim for which Shareholders are an Indemnifying Party under Sections 8.01 or 9.11; and (2) each of the Shareholders and their respective Affiliates with respect to claims for which Buyer is an Indemnifying Party under Sections 8.01 or 9.11.

         "INVENTORY" means all items of inventory notwithstanding how classified in the financial records of Tranzparts, including all raw materials, work-in-process, finished goods, supplies, spare parts, samples, cores and stores of Tranzparts.

         "IRS" means the Internal Revenue Service.

         "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

         "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim, easement, rights of way, servitude or charge of any kind in respect of such asset or any other rights of others or other adverse interests of any kind, including leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

         "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of Tranzparts or the Business that results in a material adverse effect on, or a material adverse change in, the Business taken as a whole or Tranzparts or a material adverse effect on Buyer's ownership of the Shares after the Closing.

         "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

         "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens specifically identified in the 1995 Balance Sheet;
(v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; and (vi) other Liens set forth on SCHEDULE 1 hereto; PROVIDED, HOWEVER, that, with respect to each of clauses (i) through
(v), to the extent that any such Lien arose prior to the date of the 1995 Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Lien shall not be a Permitted Lien unless adequate accruals for such Liability have been established therefor on the 1995 Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Tranzparts or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien unless it is accrued for on the Closing Balance Sheet.

         "PERSON" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

         "PLAN AFFILIATE" means, with respect to any Person, any employee benefit plan or arrangement sponsored by, maintained by or contributed to by such Person, and with respect to any employee benefit plan or arrangement, any Person sponsoring, maintaining or contributing to such plan or arrangement.

         "PRELIMINARY PURCHASE PRICE" means Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00).

         "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

         "PRO RATA PORTION" means 48.97% with respect to the Trust, 33.79% with respect to CTG and 17.24% with respect to JPD.

         "REFERENCE RATE" means the per annum rate of interest publicly announced from time to time by Bank of America, N.T. & S.A. as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

         "SUBSIDIARY" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries, and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

         "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

         "TOTAL CONSIDERATION" means (a) the sum of (i) $4,500,000.00 plus
(ii) the amount, if any, by which the Adjusted Shareholders' Equity is greater than $1,136,984.01, minus (b) the sum of (iii) Tranzparts' long-term debt on the Closing Date including the current portion thereof, minus (iv) the amount, if any, by which the Adjusted Shareholders' Equity is less than $1,136,984.01.